                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                               MEDIA 100 INC.
                              (Name of Issuer)

                   COMMON STOCK, PAR VALUE $.01 PER SHARE
                       (Title of Class of Securities)

                                  58440W105
                               (CUSIP Number)

                              December 1, 2000
                              ----------------
           (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===================================================================================================================================
CUSIP NO.  58440W105

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           1  NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   The Clark Estates, Inc.
                   13-5524538

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           2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (a)   |_|
                                                                                                                      (b)   |_|
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           3  SEC USE ONLY

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           4  CITIZENSHIP OR PLACE OF ORGANIZATION

                   New York
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      NUMBER OF SHARES               5  SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                      897,500
                              -----------------------------------------------------------------------------------------------------
                                     6  SHARED VOTING POWER

                                              -0-
                              -----------------------------------------------------------------------------------------------------
                                     7  SOLE DISPOSITIVE POWER

                                              897,500
                              -----------------------------------------------------------------------------------------------------
                                     8  SHARED DISPOSITIVE POWER

                                              -0-
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           9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   897,500
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          10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)                                                                                               |_|
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          11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   7.39%
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          12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   CO
===================================================================================================================================

Item 1(a).        Name of Issuer

                  Media 100 Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices

                  290 Donald Lynch Blvd.
                  Marlborough, Massachusetts  01752-4748

Item 2(a).        Name of Person Filing

                  The Clark Estates, Inc. (the "Reporting Person")

Item 2(b).        Address of Principal Business Office or, if none, Residence

                  One Rockefeller Plaza, 31st Floor
                  New York, New York  10020

Item 2(c).        Citizenship

                  New York

Item 2(d).        Title of Class of Securities

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number

                  58440W105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  N/A

Item 4.           Ownership

                  (a)      Amount beneficially owned:

                           897,500 (the "Shares")

                  (b)      Percent of class:

                           7.39%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote

                                    897,500

                           (ii)     Shared power to vote or to direct the vote

                                    -0-

                           (iii) Sole power to dispose or to direct the disposition of

                                    897,500

                           (iv) Shared power to dispose or to direct the disposition of

                                    -0-

Item 5.           Ownership of Five Percent or Less of a Class

                  N/A

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  Other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares. None of such persons has an interest exceeding five percent.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

                  N/A

Item 8.           Identification and Classification of Members of the Group

                  N/A

Item 9.           Notice of Dissolution of Group

                  N/A

Item 10.          Certification

                  (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



December 8, 2000
------------------------
Date


/s/ Kevin S. Moore
------------------------
Signature



Kevin S. Moore
President
The Clark Estates, Inc.
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Name/Title